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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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The Navigators Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE NAVIGATORS GROUP, INC. One Penn Plaza New York, New York 10119

ANNUAL MEETING — June 7, 2007

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Thursday, June 7, 2007 at the Company's office at Reckson Executive Park, 6 International Drive, Rye Brook, New York 10573.

        A report of the Company's current affairs will be presented at the Annual Meeting and Stockholders will have an opportunity for questions and comments.

        You are requested to sign, date and mail your proxy card whether or not you plan to attend the Annual Meeting.

        We are grateful for your assistance and express our appreciation in advance.

Sincerely yours,

Terence N. Deeks Chairman

April 12, 2007

THE NAVIGATORS GROUP, INC. One Penn Plaza New York, New York 10119

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 7, 2007

TO THE STOCKHOLDERS OF THE NAVIGATORS GROUP, INC.:

        Notice is hereby given that the Annual Meeting of Stockholders of The Navigators Group, Inc. (the "Company"), a Delaware corporation, will be held at the Company's office at Reckson Executive Park, 6 International Drive, Rye Brook, New York 10573 on Thursday, June 7, 2007, at 10:00 a.m. At the meeting, stockholders will be asked to:

  (1)
  Elect ten (10) directors to serve until the 2008 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified.

  (2)
  Ratify the appointment by the Company's Board of Directors of KPMG LLP as the independent auditors of the Company to examine and report on the December 31, 2007 financial statements.

  (3)
  Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        The close of business on April 9, 2007 has been fixed by the Board of Directors as the date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, and only stockholders of record on such date will be entitled to vote. A list of stockholders will be open to examination by stockholders during ordinary business hours for a period of ten (10) days prior to the meeting at the office of the Company, Reckson Executive Park, 6 International Drive, Rye Brook, New York 10573.

                      By Order of the Board of Directors

                      Elliot S. Orol
                       Senior Vice President, General Counsel
                          and Secretary

New York, New York
April 12, 2007

IMPORTANT

Whether or not you plan to attend this meeting, please sign and return the enclosed proxy card. No postage is required if mailed in the United States. PLEASE MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

THE NAVIGATORS GROUP, INC.
One Penn Plaza
New York, New York 10119

ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

General Information

        The accompanying form of proxy is solicited on behalf of the Board of Directors (the "Board") of The Navigators Group, Inc. for use at the annual meeting (the "Annual Meeting") of the Company's stockholders or any adjournment thereof. When we use the terms "we", "us", "our" or "the Company", we are referring to The Navigators Group, Inc. and its subsidiaries, unless the context otherwise requires. The persons named on the proxy card have been designated as proxies by the Company's Board of Directors. Such persons are officers of the Company. Any stockholder desiring to appoint some other person to represent him or her at the Annual Meeting may do so by completing another form of proxy and delivering the completed proxy to the Secretary of the Company at the address indicated above, prior to the Annual Meeting. It is the responsibility of the stockholder appointing some other person to represent him or her to inform such person of the appointment. The Company has first mailed these proxy materials to holders ("Stockholders") of shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), on or about April 16, 2007. The Company's executive office is located at One Penn Plaza, New York, New York 10119. The Company's administrative office is located at Reckson Executive Park, 6 International Drive, Rye Brook, New York 10573.

        The proxies which are properly executed and duly returned to the Company and not revoked will be voted as specified and, if no direction is made, will be voted for the election of each of management's ten (10) nominees as directors and in favor of Proposal 2. Stockholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof. Each proxy granted is revocable and may be revoked at any time prior to its exercise by giving notice to the Company of its revocation. A Stockholder who attends the Annual Meeting in person may, if he or she wishes, vote by ballot at the Annual Meeting, thereby canceling any proxy previously given. The outstanding voting stock of the Company as of April 9, 2007, the record date, consisted of 16,781,583 shares of Common Stock, with each share of Common Stock entitled to one vote. Only Stockholders of record at the close of business on April 9, 2007, are entitled to vote at the Annual Meeting. The closing price of the Common Stock on April 9, 2007 was $50.43. A copy of the Company's Annual Report for the year ended December 31, 2006, is being mailed to Stockholders simultaneously herewith.

PROPOSAL 1
ELECTION OF DIRECTORS

        The Board of Directors recommends that you vote FOR the director nominees described below. Proxies will be so voted unless Stockholders specify otherwise in their proxies.

        The By-laws of the Company provide for the Company to have not less than three nor more than twenty-one directors. The Board proposes the election of the ten nominees named below to constitute the entire Board of Directors of the Company until the next Annual Meeting of Stockholders or until their successors shall be duly elected and shall qualify. Each of the nominees is currently a director of the Company and is standing for re-election. In the event any nominee(s) named below is unable or declines to serve, which the Board does not anticipate, it is intended that the proxies will be voted for the balance of those named and for any substitute nominee(s) that the Board may designate.

Name	Age	Position with the Company	First Became a Director
H. J. Mervyn Blakeney	69	Director	2004
Peter A. Cheney	64	Director	2003
Terence N. Deeks	67	Chairman	1982
Robert W. Eager, Jr.	63	Director	2001
W. Thomas Forrester	58	Director	2006
Stanley A. Galanski	48	Director, President & CEO	2001
Leandro S. Galban, Jr.	72	Director	1983
John F. Kirby	60	Director	2004
Marc M. Tract	47	Director	1991
Robert F. Wright	81	Director	1993

        H. J. Mervyn Blakeney spent a 30-year career with Cadbury Schweppes Plc, the final 10 years as Managing Director of Schweppes International Ltd. and as a director of its holding company. After retiring as an executive in 1988, he has held non-executive directorships in various industries, principally insurance, within the United Kingdom. Mr. Blakeney is currently the non-executive Chairman of the Board of Directors of Navigators Underwriting Agency Ltd., a wholly-owned United Kingdom subsidiary of the Company.

        Peter A. Cheney has been retired since 1996. Prior thereto, Mr. Cheney held various positions at National Re Corporation, including Executive Vice President, Chief Financial Officer and Director from 1994 to 1996.

        Terence N. Deeks is our founder. He has been our Chairman since our formation in 1982, and was our President until May 2002 and Chief Executive Officer until December 2002. Mr. Deeks is chairman and a director of our wholly-owned insurance subsidiaries including Navigators Insurance Company. Mr. Deeks has been engaged in the property and casualty insurance business since 1957.

        Robert W. Eager, Jr. has been retired since 1999 and prior thereto, from 1996 to 1999, had been an Executive Vice President of General Reinsurance Corporation. Prior thereto, Mr. Eager held various positions at National Re Corporation from 1976 to 1996, including Executive Vice President from 1994 to 1996.

        W. Thomas Forrester retired in March 2007 from Progressive Corporation, where he had been Chief Financial Officer since 1999. From 1984 to 1999, Mr. Forrester held a series of increasingly senior financial and operating positions at Progressive Corporation. Mr. Forrester began his career at the public accounting firm of Price Waterhouse in 1976 and worked in the audit and consulting areas.

        Stanley A. Galanski has been our President since May 2002 and our Chief Executive Officer since January 2003. Prior thereto, he had been Executive Vice President and Chief Operating Officer of the

Company since March 2001. Mr. Galanski was President of XL Insurance Company of New York from 2000 to March 2001, President of XL Specialty Insurance Company from 1997 to March 2001, and President of New Hampshire Insurance Company from 1995 to 1997. From 1980 to 1995, Mr. Galanski held various underwriting and management positions with the Chubb Group of Insurance Companies. Mr. Galanski is a director of several of our wholly-owned subsidiaries including Navigators Insurance Company.

        Leandro S. Galban, Jr. has been, since 2006, Chairman—Financial Services of DLJ Merchant Banking Partners, a private equity group that is part of Credit Suisse. Prior thereto, from 2001 to 2005, he had been Vice Chairman—Investment Banking and a Managing Director of Credit Suisse First Boston LLC. Prior thereto, from 1996 to 2000, he had been a Managing Director and Co-Head of the Financial Institutions Group of Donaldson, Lufkin & Jenrette, a company acquired by Credit Suisse First Boston LLC.

        John F. Kirby has been retired from Chubb & Son since 2003 and prior thereto, from 1998 to 2003, he was a Managing Director with worldwide responsibility for ceded reinsurance. From 1995 to 1998, he served as Senior Vice President and Manager—Global Marine & Aviation Practice at Wilcox, Inc. Prior thereto, he held various senior positions at The Continental Corporation from 1987 to 1995. He began his career with the Chubb Group in 1964.

        Marc M. Tract has been a partner of the law firm of Katten Muchin Rosenman LLP and a predecessor firm since 1994, which firms have been counsel to the Company for the same period. Mr. Tract specializes in the areas of corporate and regulatory matters for the insurance industry.

        Robert F. Wright has been President and Chief Executive Officer of Robert F. Wright Associates, Inc. since 1988. Mr. Wright was a partner of the public accounting firm of Arthur Andersen & Co. from 1960 to 1988. He is a director of Delphi Financial Group, Inc., Universal American Financial Corporation and USI Holdings Corporation.

Non-Director Executive Officers

        The current non-director executive officers of the Company are as follows:

Name	Age	Position
Paul J. Malvasio	60	Executive Vice President and Chief Financial Officer
R. Scott Eisdorfer	43	Senior Vice President and Chief Information Officer
Jane E. Keller	54	Senior Vice President and Chief Claims Officer
Elliot S. Orol	51	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
Bradley D. Wiley	53	Senior Vice President and Financial Compliance Officer
Salvatore A. Margarella	57	Vice President and Treasurer

        Paul J. Malvasio has been our Executive Vice President and Chief Financial Officer since December 2003. Prior to joining the Company, Mr. Malvasio served as President and Chief Financial Officer of CORE Insurance Holdings, Inc. from 2001 to 2003 and as Executive Vice President and Chief Financial Officer from 2000 to 2001. From 1995 to 2000 he served as Managing Director and Chief Financial Officer of Risk Capital Re, Inc. and from 1986 to 1995 as Chief Financial Officer of NAC Re, Inc. Prior to entering the insurance industry, Mr. Malvasio was an audit partner with Coopers & Lybrand. Mr. Malvasio is a director of Navigators Insurance Company.

        R. Scott Eisdorfer has been our Senior Vice President and Chief Information Officer since 2001 and has held the same titles with our insurance subsidiaries since 1999. From 1996 to 1999, Mr. Eisdorfer was a Vice President and Applications Manager of General Reinsurance Corporation, and prior thereto from 1985 held various information technology positions at National Reinsurance Corporation. Mr. Eisdorfer is a director of Navigators Insurance Company.

        Jane E. Keller has been our Senior Vice President and Chief Claims Officer since June 2004. Prior to joining the Company, Ms. Keller served as the Senior Vice President and Chief Claims Officer of Liberty International Underwriters from 2002 to 2004 and the Vice President of Claims from 2000 to 2002. From 1994 to 2000, she was the Senior Vice President of Claims at a division of Great American Insurance Company. Prior thereto, Ms. Keller was with the Home Insurance Company and in private legal practice. Ms. Keller is a director of Navigators Insurance Company.

        Elliot S. Orol has been our Senior Vice President, General Counsel and Chief Compliance Officer since May 2005 and our Secretary since May 2006. Prior to joining the Company, Mr. Orol was in private legal practice and, from 2002 to 2003, served as Managing Director and General Counsel of Gerling Global Financial Products. From 1999 through 2001, he was a partner with the law firm of Cozen O'Connor. Prior thereto, he served from 1996-1999 as Vice President, General Counsel and Secretary of the GRE Insurance Group, and from 1987-1996 as Vice President of The Continental Insurance Company.

        Bradley D. Wiley has been our Senior Vice President and Financial Compliance Officer since 2003. Mr. Wiley served as our Chief Financial Officer from 1996 to 2003 and as Secretary from 1996 to 2006. From 1992 until 1996, Mr. Wiley was Senior Vice President and Chief Financial Officer of Christiania Re Corp. and its wholly owned subsidiary, Christiania General Insurance Corp. Mr. Wiley is a director of Navigators Insurance Company.

        Salvatore A. Margarella has been our Vice President and Treasurer since 1997, and prior thereto had been our Controller since our inception. Mr. Margarella is a director of Navigators Insurance Company.

Ownership of Voting Securities By Certain Beneficial Owners and Management

        The following table sets forth the beneficial ownership, reported to the Company as of April 9, 2007, of shares of Common Stock (i) by each person who holds of record or is known by us to own beneficially more than 5% of the outstanding Common Stock, (ii) by each of our current directors, (iii) by each of the named executive officers in the Summary Compensation Table, and (iv) by all current directors and executive officers as a group. Except as otherwise indicated, to our knowledge all shares are beneficially owned by the persons named as owners.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares
Terence N. Deeks(1) One Penn Plaza New York, NY 10119	2,789,581	16.6
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	1,513,937	9.0
Dimensional Fund Advisors LP(3) One Penn Plaza New York, NY 10119	1,254,593	7.5
Marc M. Tract(4) 575 Madison Avenue New York, NY 10022	564,391	3.4
H. J. Mervyn Blakeney	1,144	*
Peter A. Cheney	4,531	*
Christopher C. Duca(5)	24,617	*
Robert W. Eager, Jr.	4,151	*
W. Thomas Forrester	130	*
Stanley A. Galanski(6)	102,525	*
Leandro S. Galban, Jr.(7)	25,893	*
Noel Higgitt(8)	18,057	*
David E. Hope(9)	32,029	*
John F. Kirby	2,287	*
Paul J. Malvasio(10)	25,622	*
Robert F. Wright(11)	12,353	*
All current directors and executive officers as a group (18 persons)(1)(4)(5)(6)(7)(8)(10)(11)(12)(13)	3,663,667	21.8

*
Less than 1%.

(1)
Includes 970,445 shares, 597,093 shares and 1,135,201 shares which may be deemed to be beneficially owned by Mr. Deeks as Settlor of the Terence N. Deeks 2005 Qualified Three Year Annuity Trust, the Terence N. Deeks 2006 Qualified Three Year Annuity Trust, and the Terence N. Deeks 2007 Qualified Three Year Annuity Trust, respectively, 76,842 shares owned jointly with his wife, 5,000 shares owned by the Deeks Family Foundation and 5,000 shares held directly. Excludes 556,138 shares which are held under certain instruments of trust for the benefit of Mr. Deeks' children and grandchildren, of which Mr. Deeks disclaims beneficial ownership.

(2)
Based on Form 13G filed with the Securities and Exchange Commission (the "SEC") on February 14, 2007 by FMR Corp.

(3)
Based on Form 13G filed with the SEC on February 1, 2007 by Dimensional Fund Advisors LP.

(4)
Includes 556,138 shares held as trustee under certain instruments of trust for the benefit of Mr. Deeks' children and grandchildren of which Mr. Tract disclaims beneficial ownership.

(5)
Includes vested options to purchase 18,750 shares at exercise prices ranging between $19.10 and $33.19 per share. Excludes 11,643 unvested shares from Mr. Duca's stock grants.

(6)
Includes vested options to purchase 22,500 shares at an exercise price of $29.11. Excludes 25,000 unvested shares from Mr. Galanski's stock grant.

(7)
Includes 1,500 shares held by family members of Mr. Galban.

(8)
Includes vested options to purchase 13,750 shares at exercise prices ranging between $16.75 and $29.11. Excludes 13,984 unvested shares from Mr. Higgitt's stock grants.

(9)
Calculated based on information available to the Company as of December 31, 2006. Mr. Hope was terminated as of October 23, 2006.

(10)
Includes vested options to purchase 13,750 shares at exercise prices ranging between $29.11 and $33.19 per share. Excludes 21,180 unvested shares from Mr. Malvasio's stock grants.

(11)
Includes 4,000 shares owned by Robert F. Wright Associates, Inc., which is wholly-owned by Mr. Wright.

(12)
Includes Mr. Eisdorfer's 21,505 shares, which include vested options to purchase 13,750 shares at exercise prices ranging between $16.75 and $29.11 per share and exclude 14,062 unvested stock grant shares; includes Ms. Keller's 6,443 shares and excludes 15,178 unvested stock grant shares; includes Mr. Margarella's 14,092 shares, which include vested options to purchase 12,250 shares at exercise prices ranging between $10.50 and $29.11 per share and exclude 1,455 unvested stock grant shares; includes Mr. Orol's 308 shares and excludes 7,114 unvested stock grant shares; and includes Mr. Wiley's 46,037 shares, which include vested options to purchase 31,875 shares at exercise prices ranging between $14.00 and $29.11 per share and exclude 689 unvested stock grant shares.

(13)
No current directors or executive officers have pledged shares of the Company's stock.

Related Party Transactions

        Our Corporate Code of Ethics and Conduct applies to all of our employees and directors and requires such individuals to discuss any possible conflicts of interest with our Chief Compliance Officer. Conflicts of interest are defined to include situations where officers and directors or their family members have interests in customers of or suppliers to the Company. In the case of transactions involving directors or officers, the Chief Compliance Officer reports the proposed transactions to the non-interested members of the Board for approval. Approval is based on whether the transaction is fair and equitable and on terms no less favorable than the Company could obtain in arm's length transactions with unaffiliated third parties. In our experience, this process has been adequate for the review and approval of the few related party transactions that arise from time to time.

        In addition, our Board of Directors annually reviews related party transactions in connection with director independence. During 2006, the following relationships were reviewed and were found not to present a conflict of interest or impact a director's independence.

        Leandro S. Galban, Jr. is Chairman—Financial Services of DLJ Merchant Banking Partners, a private equity group that is part of Credit Suisse (an investment banking firm) which was co-lead manager for a public offering of the Company's Senior Debt Securities completed in April 2006. Mr. Galban, who does not have any direct or indirect material interest in the underwriting fees paid to Credit Suisse, is a member of the Compensation, Corporate Governance and Nominating, Executive and Finance Committees of the Board.

        Marc M. Tract is a partner of Katten Muchin Rosenman LLP, which law firm serves as counsel to the Company and received fees of approximately $160,000 in 2006. Mr. Tract, who does not have any direct or indirect material interest in the legal fees paid to Katten Muchin Rosenman LLP, is a member of the Executive and Finance Committees of the Board.

        John F. Kirby provides underwriting advisory and other consulting services to Navigators Management Company, a wholly-owned subsidiary of the Company, pursuant to a Consulting Agreement dated July 5, 2006, and is paid $35,000 per year for these services. Mr. Kirby is a member of the Compensation and Underwriting Advisory Committees of the Board.

        H.J. Mervyn Blakeney provides consulting services to the Company and its subsidiary, Navigators Underwriting Agency Ltd., pursuant to a Consultancy Agreement dated March 1, 1994. He is paid $59,092 per year for his services based on the conversion rate, as of December 31, 2006, of £1=$1.96. Mr. Blakeney is a member of the Compensation and Finance Committees of the Board.

Board of Directors and Committees

        The Board of Directors of the Company held four meetings in 2006 and met in executive session without management present at each of those meetings. During 2006 all incumbent directors attended or participated in at least 75% of the meetings of the Board and meetings of the committees of the Board of which the directors are members. Directors are encouraged to attend the Company's Annual Meeting. All of the directors serving on the Board of Directors at the time of the 2006 Annual Meeting attended that meeting. The Board has determined that all of the directors of the Company who are listed in the table below, other than Messrs. Deeks and Galanski, are "independent directors" as such term is defined in Rule 4200(a)(15) of the NASDAQ listing standards. The members of the Audit Committee are also independent under the applicable SEC standards. The independent members of the Board of Directors meet at least two times per year in executive session without management present.

        The following table shows each of the six standing committees established by the Board and the members and chairperson of each Committee:

MEMBERSHIP AND MEETINGS OF BOARD COMMITTEES

Committee Name

Director Name	Audit	Compensation	Corporate Governance and Nominating	Executive	Finance	Underwriting Advisory

H.J. Mervyn Blakeney		X			X

Peter A. Cheney	X				Chair

Terence N. Deeks				Chair		X

Robert W. Eager, Jr.	X					Chair

W. Thomas Forrester	X				X

Stanley A. Galanski						X

Leandro S. Galban, Jr.		Chair	X	X	X

John F. Kirby		X				X

Marc M. Tract				X	X

Robert F. Wright	Chair		Chair		X

Total 2006 Meetings	8	7	3	—	3	3

        Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.

        The Audit Committee is responsible for providing independent, objective oversight of our accounting functions and internal controls. The Audit Committee's role includes discussing with management the Company's processes for managing business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is responsible for the appointment, replacement, compensation and oversight of the independent auditors engaged to prepare or issue audit reports on the financial statements of the Company. The Audit Committee relies on the expertise and knowledge of management and the independent auditors in carrying out its oversight responsibilities. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Mr. Wright has been designated as the financial expert serving on the Audit Committee. Mr. Cheney and Mr. Forrester also meet the financial expert criteria as defined. The Audit Committee operates under a charter which is reviewed annually and updated as necessary. The charter is available on our website at www.navg.com under the Corporate Governance link.

        The Compensation Committee is responsible for: (i) reviewing the compensation of the Chief Executive Officer and other executive officers of the Company; (ii) reviewing executive bonus plan allocations; (iii) overseeing and advising the Board on the adoption of policies that govern the Company's compensation programs; (iv) overseeing the Company's administration of its equity-based compensation and other benefit plans; (v) approving grants of stock options and stock awards to officers and employees of the Company under its stock incentive plan; and (vi) periodic review and approval of the compensation paid to non-employee directors for annual retainers (including retainers paid to committee chairpersons) and meeting fees, and making recommendations to the Board for any adjustments. The Compensation Committee reviews and approves corporate goals and objectives relevant to the President and Chief Executive Officer's compensation and the recommendations of the President and Chief Executive Officer with respect to the compensation of other senior executives. When requested by the Committee, management advises the Committee on the design and implementation of compensation plans and programs. The Committee may engage compensation consultants or other advisors at its discretion. The Committee may form, and delegate to, subcommittees when appropriate. It did not do so in 2006. The Compensation Committee regularly reports and consults with the independent members of the Board on executive compensation matters. The Committee's role includes reviewing and approving the Compensation Discussion and Analysis and producing the Compensation Committee Report required by SEC rules and regulations. The specific responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter which is available on our website at www.navg.com under the Corporate Governance link. The Compensation Committee Charter is reviewed annually and updated as necessary.

        The Corporate Governance and Nominating Committee is responsible for overseeing the Board of Directors and its committees so that all are appropriately constituted to meet their legal obligations to our Stockholders and the Company. The specific responsibilities and functions of the Corporate Governance and Nominating Committee are set forth in the Corporate Governance and Nominating Committee Charter which is available on our website at www.navg.com under the Corporate Governance link. The Corporate Governance and Nominating Committee Charter is reviewed annually and updated as necessary. The Corporate Governance and Nominating Committee intends to review its policy with respect to the identification and evaluation of candidates for director from time to time and may modify the policy in light of changes to applicable legal or listing standards, as well as changes in the Company's development and needs.

        In accordance with its charter, the Corporate Governance and Nominating Committee shall, from time to time, establish criteria or qualifications for Board membership based on the nature, size and complexity of the Company and the stage of its development. These criteria may include, among other things, an individual's experience as a senior executive at a publicly traded corporation, management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited law or business school, experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization, or such other professional experience as the Committee shall determine. The Corporate Governance and Nominating Committee has not adopted specific minimum qualifications that nominees must meet to be recommended by the Committee.

        The Corporate Governance and Nominating Committee's policy is to consider recommendations for potential Board nominees received from Stockholders and to evaluate such nominees in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. The name of any recommended candidate for director, together with a brief biographical resume, a document indicating the candidate's willingness to serve, if elected, and evidence of the nominating person's ownership of any of the Company's stock, should be sent to our Chief Executive Officer for referral to the Chairman of the Corporate Governance and Nominating Committee.

        The Corporate Governance and Nominating Committee retained an executive search firm to identify and evaluate potential director candidates. Based on its work, the search firm recommended W. Thomas Forrester as a director candidate for the Company. The Corporate Governance and Nominating Committee recommended to the Board that Mr. Forrester be appointed as a director, and he was appointed to the Board on September 13, 2006.

        The Finance Committee monitors the performance of the Company's investment portfolio and evaluates individual investment portfolio managers on a regular basis. It is responsible for the oversight of our investment strategy and guidelines and for assessing the capital needs of our insurance operations. The specific responsibilities and functions of the Finance Committee are set forth in the Finance Committee Charter which is available on our website at www.navg.com under the Corporate Governance link. The Finance Committee Charter is reviewed annually and updated as necessary.

        The Underwriting Advisory Committee is responsible for the oversight of our insurance underwriting strategy, guidelines and practices. The specific responsibilities and functions of the Underwriting Advisory Committee are set forth in the Underwriting Advisory Committee Charter which is available on our website at www.navg.com under the Corporate Governance link. The Underwriting Advisory Committee Charter is reviewed annually and updated as necessary.

        The Executive Committee is available to handle matters between scheduled Board meetings when it is impractical to call for a special meeting of the entire Board. The specific responsibilities and functions of the Executive Committee are set forth in the Executive Committee Charter which is available on our website at www.navg.com under the Corporate Governance link. The Executive Committee Charter is reviewed annually and updated as necessary.

Compensation Discussion and Analysis

        The objectives of the Company's compensation program are to (1) provide fair, adequate and competitive compensation to all employees, (2) attract qualified new individuals to enter into employment with the Company, (3) facilitate the retention of qualified employees and continuity of management, and (4) provide incentives and rewards for such employees to enhance the profitability and growth of the Company and align the interests of employees and Stockholders. The Company uses the various elements of its compensation program together to achieve these objectives.

        The Company's approach to employee compensation is grounded in a pay-for-performance philosophy that seeks to emphasize underwriting profitability over growth in premium revenues, while maintaining conservative investment and accounting practices. The Company's compensation program is designed to reward employees based upon the annual performance of the Company and their individual roles in achieving that level of corporate performance. The Company's Board of Directors and its senior management believe that compensation decisions for each Named Executive Officer should reflect the continued growth and financial performance of the Company, the underwriting performance of the business division, if any, for which such Named Executive Officer has responsibility, and the individual contribution of the Named Executive Officer to the overall financial success of the Company.

        The Company's management compensation program currently consists of the following elements: base salary; an executive performance incentive plan (the "Executive Performance Incentive Plan" or "EPIP"), which provides for a cash bonus for designated individuals that will qualify for tax deductibility under section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); an annual incentive compensation plan (the "Annual Incentive Program" or "AIP"), which provides for annual bonuses to all employees, other than participants in the EPIP, consisting of cash and, for employees at more senior levels, common stock that vests in equal annual installments over four years; the Admirals' Program, which provides for restricted stock grants to certain key underwriters and other employees that vest in three equal installments on the third, fourth and fifth anniversaries of the grant date; and the Money Purchase Plan (the "MPP") and the U.K. pension scheme, which together provide for contributions by the Company, made annually under the MPP and monthly under the U.K. pension scheme, on behalf of each eligible employee based upon the employee's base salary. Changes, if any, to base salary, and awards under the Executive Performance Incentive Plan, the Annual Incentive Program and the Admirals' Program are generally made only once each year, in late February or early March. Contributions to the Money Purchase Plan are made annually to eligible employees in the first quarter of each year for their prior year's employment, and contributions to the U.K. pension scheme are made monthly to eligible employees. Set forth below is a description of these various elements of the Company's compensation program for the year ended December 31, 2006, why the Company pays each element of compensation, how the Company arrived at the amount of each element, and how each element fits into the Company's overall compensation objectives.

        Base Salaries.    The Company pays base salaries to each Named Executive Officer to compensate the officer for his ongoing performance throughout the year, to promote retention and in accordance with accepted industry market practice. Base salaries are determined after evaluating a number of factors, including local market conditions, individual job performance, amounts paid to executives with comparable experience, qualifications and responsibilities at other insurance companies and underwriting management companies, and the overall financial results of the Company. For Named Executive Officers, base salary increases are not generally awarded annually, but are awarded only when the Company deems such increases appropriate after evaluating the various factors described above. The Company recognizes the need to pay competitive base salaries to support its recruitment and retention compensation objectives and its ability to provide fair, adequate and competitive compensation to the Named Executive Officers.

        Executive Performance Incentive Plan.    The Company's Executive Performance Incentive Plan currently provides for annual incentive payments to the Chairman and to the President and Chief Executive Officer of the Company based upon the Company's results. It is intended to promote the Company's pay-for-performance compensation philosophy by providing a direct linkage between Company performance and employee compensation. The EPIP is administered by the Compensation Committee, which selects the key executives of the Company who are eligible to receive cash awards under this plan along with the target and maximum award levels and the performance targets each year. For 2006, the corporate performance targets were based on the degree to which the Company met its budget plan, with particular emphasis on achieving revenue, operating expense, net income, earnings per share after taxes and return on equity targets included in the plan. Achievement of corporate performance targets ranging from 80% up to 125% or more of the Company's budget plan results in corresponding annual award payments ranging from 25% up to 150% of the base salary of the participating executives. For achievement of the corporate performance target of 105% of the Company's budget plan, participating executives were entitled to receive the target award of 100% of their base salary. The Committee believes that performance targets for annual bonuses under the EPIP have been set at levels that can be achieved only with significant effort on the part of participants in the EPIP and that payment of the maximum award amounts under the EPIP would reflect results substantially in excess of expectations. The Executive Performance Incentive Plan supports the Company's retention compensation objectives, as well as its ability to provide the Chairman and the President and Chief Executive Officer with fair, adequate and competitive compensation and appropriate incentives to enhance the profitability and growth of the Company.

        For 2006, Terence N. Deeks, the Chairman of the Company, received a bonus of $403,000 representing a payout of approximately 124% of his base salary under the Executive Performance Incentive Plan. For 2006, Stanley A. Galanski, the President and Chief Executive Officer of the Company, received a bonus of $599,333, representing a payout of approximately 124% of his base salary under the Executive Performance Incentive Plan. Messrs. Deeks and Galanski will again participate in the EPIP for 2007.

        In connection with the bonuses paid to Mr. Deeks and Mr. Galanski for 2006 under the Executive Performance Incentive Plan, the Compensation Committee reviewed their overall 2006 compensation levels. The Committee reviewed Mr. Deeks's role as Chairman of the Board and founder of the Company and his compensation within the context of industry information regarding executives with comparable experience, qualifications and responsibilities at other insurance companies and underwriting management companies. The Committee also considered local market conditions and job performance.

        In setting Mr. Galanski's compensation package, a number of factors were considered, including: (i) the business and leadership skills and experience of Mr. Galanski; (ii) total compensation of senior executives at other insurance companies and underwriting management companies; and (iii) the importance of Mr. Galanski to the continued growth, success, and future of the Company, and the need to provide him with a significant incentive as well as to motivate him and retain his services as President and Chief Executive Officer. In addition to these factors, Mr. Galanski's compensation package was designed to be consistent with the objectives of the Company's compensation program and its pay-for-performance philosophy. Since Mr. Galanski joined the Company in 2001, the Company's earnings per share have increased from $.84 to $4.30, its book value per share has increased from $17.05 to $32.94, and its share price has increased from $13.31 to $48.18. (All figures are as of December 31, 2000 and December 29, 2006, respectively.)

        Under section 162(m) of the Code, effective in 1994, annual compensation in excess of $1.0 million paid to the chief executive officer or any of the four other most highly compensated officers of any publicly held corporation will not be deductible in certain circumstances. Generally, "performance-based" compensation, as defined in section 162(m), is not subject to the limitation if certain requirements are satisfied. The Compensation Committee has structured the Executive Performance Incentive Plan so that such compensation qualifies as performance-based compensation under section 162(m). However, the Compensation Committee may award compensation that is not fully deductible if it determines that such an award is consistent with the Company's compensation philosophy and in the best interests of the Company and its Stockholders.

        Annual Incentive Program.    In 2004, the Compensation Committee engaged a nationally recognized executive compensation consultant to provide an extensive analysis of the Company's employee compensation practices, with a particular emphasis on developing a more structured incentive compensation program. Based upon this extensive review, the Compensation Committee, together with management, developed the Company's Annual Incentive Program, in which all employees other than the Chairman and the President and Chief Executive Officer currently participate.

        The AIP divides employees into several groups, which are subject to various performance indicators and objectives based upon responsibilities, skills, experience and other relevant factors appropriate for each group. The performance of each employee is reviewed no less than once each year. Employees in each group are eligible to earn an incentive compensation award based upon a target percentage, which ranges from 5%-85% among the different groups, of their base salary. Under the AIP, eligible employees may receive an annual award of up to 150% of their target percentage. Awards under the AIP are based on corporate performance (which includes, for 2006, combined ratio, return on equity and change in gross written premium), divisional performance (which includes, for 2006, combined ratio and change in gross written premium for a Named Executive Officer's business division, if any) and individual performance (as determined, for the Named Executive Officers who participate in the AIP, in the discretion of the President and Chief Executive Officer with input from the Chairman and the Compensation Committee), within the overall guidelines of the AIP. For achievement of the corporate and, where applicable, divisional performance targets of 100% of the Company's budget plan and successful individual performance, employees were generally entitled to receive 100% of their target percentage under the AIP. The Committee believes that performance targets for annual bonuses under the AIP, as under the EPIP, have been set at levels that can be achieved only with significant effort on the part of the Named Executive Officers who participate in the AIP, and that payment of the maximum award amounts under the AIP would reflect results substantially in excess of expectations. The Compensation Committee has discretion to amend individual awards and to modify the various components of corporate performance and divisional performance, as well as the respective weights of these various components, from year to year. At more senior employee levels, awards are weighted more heavily toward corporate and, where applicable, divisional performance, whereas at lower levels awards are more heavily weighted toward individual performance. The awards consist of a cash payment and, for more senior employees, a grant of common stock that vests over a four year period, with a greater proportion of an employee's AIP award being paid in stock at the more senior levels. All common stock grants are made pursuant to the Company's 2005 Stock Incentive Plan, and reflect the evolution of the Compensation Committee's philosophy in favor of performance-based restricted stock grants over stock options and SARs, which the Company believes to be in the long-term interests of its Stockholders. The Company did not issue any stock options or SARs in 2006, and has no current plans to do so in 2007.

        The Annual Incentive Program supports the Company's recruitment objectives by enabling the Company to attract qualified new employees. The AIP, like the Executive Performance Incentive Plan, also supports the Company's retention objectives, as well as its ability to provide Named Executive Officers with competitive compensation and appropriate incentives to enhance the profitability and growth of the Company. For a Named Executive Officer who has responsibility for one of the Company's various business divisions, the AIP enables the Company to directly tailor the amount of his incentive compensation to the performance of his division. Finally, the long-term vesting of the restricted stock component of the AIP award explicitly aligns the long term interests of the Named Executive Officers with those of the Stockholders. The Company generally encourages its employees to own its stock, and have their equity at risk, to better align the long term interests of its employees and Stockholders. As of December 31, 2006, 193 out of the Company's 342 employees directly own stock that was either granted to them by the Company or was purchased by them through the Company's Employee Stock Purchase Plan.

        Admirals' Program.    In 2006, the Compensation Committee, working with senior management of the Company, established the Admirals' Program, which provides for restricted stock grants for certain key underwriters and other employees of the Company that vest in equal installments on the third, fourth and fifth anniversaries of the grant date. These grants are generally made, subject to Compensation Committee discretion, only to employees who are highly significant contributors to the Company, have been employed by the Company for at least three years and participate at relatively high levels in the Annual Incentive Program. Typically, these grants are not awarded to employees who received a grant under the Admirals' Program during the prior year. These grants are recommended by senior management and reviewed and approved by the Compensation Committee, and will generally be made annually in late February or early March. In 2006, individual grants to the President and Chief Executive Officer in the amount of 25,000 shares of common stock, and to certain other Named Executive Officers in the amount of 10,000 shares of common stock, each subject to the vesting provisions described above, were made.

        The Admirals' Program is primarily designed to retain qualified employees and facilitate continuity of management by providing significant long term incentive stock awards to key employees. It is a wealth-creation device for employees of proven ability who are believed to have a long-term commitment to the success of the Company. The Admirals' Program also supports the Company's recruitment objectives by enabling the Company to attract qualified new employees, and enhances the Company's ability to provide Named Executive Officers and others with adequate and competitive compensation and appropriate incentives to enhance the profitability and growth of the Company. The size of the individual stock awards is determined by the Compensation Committee with input from senior management, and is based upon the position of the award recipient within the organization, the importance of the Named Executive Officer or other individual to the continued growth and success of the Company, the need to retain his or her services and related factors. The Admirals' Program fits into the Company's overall compensation objectives by providing a unique long term retention mechanism targeted toward a small number of highly significant and valued contributors.

        Money Purchase Plan.    The Company's Money Purchase Plan is a defined contribution plan that currently provides for a mandatory annual contribution by the Company to each eligible employee of 15% of such employee's base salary, subject to certain maximum contribution limits under applicable law. All U.S. employees currently become eligible to participate in the Money Purchase Plan after completing one full year of service at the Company. The Company's contributions to the MPP vest in annual installments of 20% in each of the second, third, fourth, fifth and sixth years of the employee's participation in the MPP, and become fully vested after the employee has participated in the MPP for six years.

        The Company's U.K. employees participate in a Pension Scheme (the "U.K. Plan") rather than in the Money Purchase Plan. The U.K. Plan, like the Money Purchase Plan, is a defined contribution plan and provides for a mandatory monthly contribution by the Company to each eligible employee of 15% of such employee's base salary, subject to certain maximum contribution limits under applicable law, as well as for an additional 15% of such employee's AIP award up to a maximum annual additional contribution of $2,500. U.K. employees are also entitled to make a voluntary contribution to the U.K. Plan, which is deducted from their net base salary. All U.K. employees become eligible to participate in the U.K. Plan as of the date they become employees of the Company.

        The Money Purchase Plan and the U.K. Plan are considered important long-term retirement benefits that support the Company's overall compensation objectives by helping to provide fair, adequate and competitive compensation to all employees, by helping to attract qualified new employees, and by facilitating the long term retention of key existing employees. The MPP Plan in particular facilitates recruiting and retention by distinguishing the Company from many of its U.S. peer companies that do not provide this element of compensation. The MPP and U.K. Plan also facilitate retirement planning by Named Executive Officers and other employees.

        Employee Stock Purchase Plan.    The Company's Employee Stock Purchase Plan provides employees with the opportunity to acquire shares of Navigators common stock at a 10% discount from the market price. Employees purchase these shares through regular payroll deductions. The Employee Stock Purchase Plan facilitates the ownership of the Company's stock by its employees, which helps to better align the long term interests of employees and Stockholders.

        The analysis of each element of the Company's compensation program affects the other elements in that all elements together are designed to support the Company's pay-for-performance philosophy. The various elements of each Named Executive Officer's compensation package are designed collectively to assure that the package provides for fair and competitive compensation, facilitates the retention of the Named Executive Officer and therefore the continuity of the Company's management, and provides incentives and rewards for the Named Executive Officer to enhance the profitability and growth of the Company. While the MPP contribution is, and the AIP award is expected to be, made annually, an increase in base salary and an Admirals' Program restricted stock grant would not generally be given to a Named Executive Officer each year.

        Benefits.    Executive officers also participate in those benefit arrangements which are available to our employees, including health and welfare benefit plans and a 401(k) plan. The Company does not match employee contributions to the 401(k) plan at the present time. As of December 31, 2006, 187 employees had contributed $7,712,881 to the 401(k) plan.

        The Company does not offer a defined benefit pension plan or a nonqualified deferred compensation plan.

        The Compensation Committee will continue to evaluate the Company's management compensation program on an ongoing basis to assure that it is consistent with the objectives of the program and with the Company's pay-for-performance compensation philosophy.

Summary Compensation Table

        The following table sets forth a summary of the compensation paid by the Company for the period ended December 31, 2006 to the Chief Executive Officer, Principal Financial Officer and each of the three other most highly paid executive officers of the Company or its subsidiaries (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus(1) ($) (d)	Stock Awards(2) ($) (e)	Option Awards(2) ($) (f)	Non- Equity Incentive Plan Compen- sation ($) (g)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($) (h)	All Other Compen- sation(3) ($) (i)	Total ($) (j)
Terence N. Deeks Chairman	2006	325,000		403,000	—	45,700	—	—	35,375	806,075
Stanley A. Galanski President & Chief Executive Officer	2006	483,333	(4)	599,333	77,844	84,000	—	—	46,975	1,292,152
Noel Higgitt SVP of Navigators California Insurance Services, Inc. and President of Navigators Specialty	2006	281,000		144,000	573,965	51,963	—	—	35,375	1,086,303
Christopher C. Duca SVP of Navigators Management Co., Inc. and President of the NavPro Division	2006	282,500		490,000	108,592	91,525	—	—	34,975	1,012,592
Paul J. Malvasio EVP & Chief Financial Officer	2006	310,000	(5)	221,340	311,062	77,650	—	—	35,375	954,527
David E. Hope(6) President of Navigators Holdings UK and Worldwide Business Unit Leader of Marine and Energy	2006	367,500		367,041	—	—	—	—	539,458	1,273,999

(1)
The Bonus amounts reflect the cash bonus paid for 2006 to each Named Executive Officer. The Bonus amounts do not include the Annual Incentive Program restricted stock awards issued to Messrs. Higgitt, Malvasio and Duca for 2006. Such restricted stock awards are based on the closing stock price of $48.71 on the grant date of March 2, 2007 and vest 25% each year on the first, second, third and fourth anniversaries of such date. Such restricted stock awards are granted pursuant to the Company's 2005 Stock Incentive Plan. Mr. Higgitt received $96,000 in restricted stock. Mr. Malvasio received $147,560 in restricted stock. Mr. Duca received $80,000 in restricted stock. The cash bonus paid for 2006 to Mr. Duca included $120,000 pursuant to Mr. Duca's 2006 Annual Incentive Program award and $370,000 paid pursuant to a Navigators Pro bonus plan that terminated as of December 31, 2005 in which Mr. Duca had participated prior to its termination in lieu of participating in the

  Company's Annual Incentive Program. The bonus for Mr. Duca does not include an additional $483,000 accrued by the Company but not yet payable to Mr. Duca under such terminated Navigators Pro plan.

(2)
The Stock Awards and Option Awards vest in four equal installments on the first, second, third and fourth anniversaries of their respective grant dates, other than Admirals' Program stock grants made during 2006 to Messrs. Galanski, Higgitt, Duca and Malvasio that vest in three equal installments on the third, fourth and fifth anniversaries of their respective grant dates. The Stock Award and Option Award amounts represent the dollar amount of stock and option compensation expense recognized for financial statement purposes in 2006 under FAS 123R (excluding any forfeiture assumptions) and include compensation costs associated with stock and option awards granted in previous years as well as any stock awards granted in 2006. For a discussion of valuation assumptions, see Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)
All Other Compensation includes, for each Named Executive Officer other than Mr. Hope: a $33,000 cash contribution made by the Company pursuant to the terms of the Company's Money Purchase Plan, which does not become fully vested until the employee has participated in the Money Purchase Plan for six years; payment by the Company of the cost of an annual physical examination in an amount ranging from $1,975 to $2,375; and an annual automobile allowance for Mr. Galanski in the amount of $12,000.

(4)
Effective April 1, 2007, Mr. Galanski's base salary was increased to $600,000.

(5)
Effective March 1, 2007, Mr. Malvasio's base salary was increased to $335,000.

(6)
Mr. Hope was terminated as of October 23, 2006. All figures for Mr. Hope are calculated based on the conversion rate on December 31, 2006 of £1 = $1.96. All Other Compensation includes for Mr. Hope: $220,500 in a cash severance payment made at the time of termination of Mr. Hope's employment with the Company; $219,375 in a cash severance payment to be made to Mr. Hope in 2007 under certain circumstances as provided by the terms of his severance agreement; an $88,788 cash contribution made by the Company pursuant to the terms of the Company's U.K. Pension Scheme; $8,820 paid to Mr. Hope in lieu of insurance benefits as provided by his severance agreement; and $1,975 for the cost of an annual physical examination.

Grants of Plan-Based Awards

        The following table contains information concerning the grants of plan-based awards made to each of the Named Executive Officers in the year ended December 31, 2006. There were no options or SARs granted in 2006.

	GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Units (#) (i)	All Other Awards: Number of Securities Underlying Options (#) (j)
										Exercise or Base Price of Option Awards $/Share (k)	Grant Date Fair Value of Stock and Options Awards(3) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maxi- mum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maxi- mum ($) (h)
Terence N. Deeks	—	—	—	—	—	—	—	—	—	—	—
Stanley A. Galanski	9/12/06	—	—	—	—	—	—	25,000(2)	—	—	1,192,500
Noel Higgitt	2/28/06	—	—	—	—	—	—	1,599(1)	—	—	549,193
	3/22/06	—	—	—	—	—	—	10,000(2)	—	—
Christopher C. Duca	3/22/06	—	—	—	—	—	—	10,000(2)	—	—	474,200
Paul J. Malvasio	2/28/06	—	—	—	—	—	—	2,452(1)	—	—	589,199
	3/22/06	—	—	—	—	—	—	10,000(2)	—	—
David E. Hope	2/28/06	—	—	—	—	—	—	1,869(1)	—	—	—
	3/22/06	—	—	—	—	—	—	10,000(2)	—	—

(1)
These shares are issued under the Company's 2005 Stock Incentive Plan and vest in equal installments on the first, second, third and fourth anniversaries of the grant date.

(2)
These shares are issued under the Company's 2005 Stock Incentive Plan in accordance with the terms of Admirals' Program stock grants and vest in three equal installments on the third, fourth and fifth anniversaries of the grant date.

(3)
Calculated in accordance with FAS 123R.

2005 Stock Incentive Plan

        The 2005 Stock Plan authorizes the issuance in the aggregate of 1,000,000 incentive stock options, non-incentive stock options, restricted shares and stock appreciation rights for the Company's Common Stock (the "Awards"). The 2005 Stock Plan provides for discretionary grants of Awards to all employees, non-employee directors and consultants to the Company or any of its subsidiaries, or any corporation acquired by the Company or any of its subsidiaries. The 2005 Plan is the only plan under which our Compensation Committee currently makes equity awards.

        The purposes of the 2005 Stock Plan are to facilitate fair, adequate and competitive compensation and to induce certain individuals to remain in the employ of, or to continue to serve as directors of or as independent consultants to the Company and its present and future subsidiaries, to attract new individuals to enter into such employment and service and to encourage such individuals to secure or increase on reasonable terms their stock ownership in the Company. The Board believes that the granting of Awards under the 2005 Stock Plan will promote continuity of management, increased incentive and personal interest in the welfare of the Company and aid in securing its continued growth and financial success.

        The 2005 Stock Plan will terminate ten years from its adoption. The Board of Directors may at any time terminate the 2005 Stock Plan or make such modifications to the 2005 Stock Plan as it may deem advisable. The Board, however, may not, without approval by the Stockholders of the Company, increase the number of shares of Common Stock as to which Awards may be granted under the 2005 Stock Plan, change the manner of determining stock option or SAR prices or change the class of persons eligible to participate in the 2005 Stock Plan.

        The 2005 Stock Plan is administered by our Compensation Committee. The Compensation Committee has discretion to determine the participants under the 2005 Stock Plan, the types, terms and conditions of the Awards, including performance and other earnout and/or vesting contingencies, permit transferability of Awards to an immediate family member of a participant or a trust established on behalf of such immediate family member, interpret the 2005 Stock Plan's provisions and administer the 2005 Stock Plan in a manner that is consistent with its purpose.

        Under the 2005 Stock Plan, the Compensation Committee may grant Awards in the form of options to purchase shares of Common Stock. All stock options issued under the 2005 Stock Plan are exercisable upon vesting for one share of the Company's Common Stock. The initial per share exercise price for an incentive stock option may not be less than 100% of the fair market value of a share of Common Stock on the date of grant, or 110% of such fair market value with respect to a participant who, at such time, owns stock representing more than 10% of the total combined voting power of the Common Stock. The initial per share exercise price for a non-incentive stock option may not be less than 100% of the fair market value of a share of Common Stock on the date of grant.

        No option granted pursuant to the 2005 Stock Plan may be exercised more than 10 years after the date of grant, except that incentive stock options granted to participants who own more than 10% of the total combined voting power of the Common Stock at the time the incentive stock option is granted may not be exercised more than five years after the date of grant. Any option granted to a non-employee director of the Company or any of its subsidiaries shall be 10 years in duration.

        The 2005 Stock Plan also permits the grant of restricted shares of Common Stock, herein referred to as Stock Awards. A Stock Award is a grant of shares or of a right to receive shares of Common Stock (or their cash equivalent or a combination of both) in the future. Each Stock Award will be subject to conditions, restrictions and contingencies established by the Compensation Committee. In making a determination regarding the allocation of such shares, the Compensation Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors as the Compensation Committee in its discretion shall deem relevant.

        The 2005 Stock Plan also permits the grant of stock appreciation rights ("SARs"), which is a grant of the right to receive cash equal to the value of the SAR. The value of a SAR with respect to one share of Common Stock on any date is the excess of the fair market value of a share on such date over the base value of such SAR. The base value of any SAR with respect to one share of Common Stock shall equal the fair market value of a share of Common Stock as of the date the SAR is granted.

        Participants shall not have any interest or voting rights in shares covered by their Awards until the Awards shall have been exercised in the case of options and SARs and the shares shall have vested in the case of Stock Awards. The 2005 Stock Plan also has provisions related to both the payment by the Company of a stock dividend and if a change in control should occur.

2002 Stock Incentive Plan

        At the May 30, 2002 Annual Meeting, the Stockholders approved the 2002 Stock Incentive Plan (the "2002 Stock Plan"). The Company filed a Registration Statement relating to the 2002 Stock Plan.

        Pursuant to the 2002 Stock Plan, the Company may grant to eligible persons awards including, but not limited to, incentive stock options, non-incentive stock options and restricted shares of Common Stock. The 2002 Stock Plan authorized awards relating to an aggregate of up to 1,000,000 shares of Common Stock, of which no more than 100,000 awards may be in the form of restricted stock grants.

        The 2002 Stock Plan is administered by the Compensation Committee consisting of two or more members of the Board. The members of the Compensation Committee are appointed annually by, and serve at the pleasure of, the Board. In the event that no Compensation Committee is appointed, the 2002 Stock Plan shall be administered by the Board of Directors.

        No option granted pursuant to the 2002 Stock Plan may be exercised more than 10 years after the date of grant, except that incentive stock options granted to participants who own more than 10% of the total combined voting power of the Common Stock at the time the incentive stock option is granted may not be exercised more than five years after the date of grant.

        As a result of the approval of the 2005 Stock Plan at the May 20, 2005 Annual Meeting of Stockholders, no further options have been or will be issued under the 2002 Stock Plan.

Stock Option Plans and Stock Appreciation Rights Plan

        In 1986 and 1987, the Company adopted two stock option plans which allowed for the grant to key employees of the Company, its subsidiaries and affiliates, of options to purchase an aggregate of 900,000 shares of Common Stock. The Company filed a Registration Statement relating to the aggregate of the 900,000 shares of Common Stock which may be issued upon the exercise of options granted or that may be granted under these two plans, an incentive stock option plan and a non-qualified stock option plan (together, the "Stock Option Plans"). The stock options vest at a rate of 25% per year. The Stock Option Plans are administered by the Compensation Committee of the Board. As a result of the approval of the 2002 Stock Plan at the May 30, 2002 Annual Meeting of Stockholders, no further options have been or will be issued under the Stock Option Plans.

        In 1996, the Company adopted a phantom stock appreciation rights plan (the "SARs Plan") which allows for the grant to key employees of the Company and its affiliates of up to 300,000 SARs. The Compensation Committee administers the SARs Plan and approves the employees who will receive grants of the rights. The SARs vest at a rate of 25% per year. Upon exercise of a stock appreciation right, the key employee is entitled to receive cash in an amount equal to the difference between the fair market value of the Common Stock at the exercise date and the exercise price (which shall not be less than 90% of the fair market value of the Common Stock at the date of grant). As a result of the approval of the 2005 Stock Plan at the May 20, 2005 Annual Meeting of Stockholders, no further SARs have been or will be issued under the SARs Plan.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information for each of the Named Executive Officers with respect to his outstanding equity awards as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

							Stock Awards
	Option Awards
									Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (g)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)
Terence N. Deeks	10,000	(2)	—		10.50	9/29/10	—		—
Stanley A. Galanski	15,000		15,000	(3)	29.11	2/25/14	25,000	(7)	1,204,500
Noel Higgitt	10,000 2,500		— 2,500	(4)	16.75 29.11	12/5/11 2/25/14	13,140	(8)	633,085
Christopher C. Duca	10,000 2,500 2,500	(2)	— 2,500 7,500	(4) (6)	19.10 29.11 33.19	9/1/11 2/25/14 3/8/15	10,642	(10)	512,732
Paul J. Malvasio	2,500 5,000		2,500 15,000	(4) (5)	29.11 33.19	2/25/14 3/8/15	19,313	(9)	930,500
David E. Hope	—		—		—	—	—		—

(1)
Market Value based on December 29, 2006 closing price of the Company's common stock of $48.18.

(2)
Stock Appreciation Rights (SARs) issued to Mr. Deeks on 9/29/00 and to Mr. Duca on 9/1/01.

(3)
Options to purchase 7,500 shares became exercisable on 2/25/07. Options to purchase the remaining 7,500 shares become exercisable on 2/25/08.

(4)
Options to purchase 1,250 shares became exercisable on 2/25/07. Options to purchase the remaining 1,250 shares become exercisable on 2/25/08.

(5)
Options to purchase 5,000 shares became exercisable on 3/8/07. Options to purchase the remaining 10,000 shares become exercisable in two equal installments on 3/8/08 and 3/8/09.

(6)
Options to purchase 2,500 shares became exercisable on 3/8/07. Options to purchase the remaining 5,000 shares become exercisable in two equal installments on 3/8/08 and 3/8/09.

(7)
Shares of stock vest in three equal installments on 9/12/09, 9/12/10 and 9/12/11.

(8)
Includes 250 shares that vested 1/29/07; 71 shares that vested 3/15/07; 407 shares that vested 3/8/07 and a balance of 813 shares that will vest in two equal installments on 3/8/08 and 3/8/09 from an initial grant of 1,626 shares dated 3/8/05; 399 shares that vested on 2/28/07 and a balance of 1,200 shares that will vest in three equal installments on 2/28/08, 2/28/09 and 2/28/10 from an initial grant of 1,599 shares dated 2/28/06; and 10,000 shares granted on 3/22/06 that will vest in three equal installments on 3/22/09, 3/22/10 and 3/22/11.

(9)
Includes 4,375 shares that will vest on 10/23/07 from an initial grant of 17,500 shares dated 10/23/03; 829 shares that vested on 3/8/07 and a balance of 1,657 shares that will vest in two equal installments on 3/8/08 and 3/8/09 from an initial grant of 3,314 shares dated 3/8/05; 613 shares that vested on 2/28/07 and a balance of 1,839 shares that will vest in three equal installments on 2/28/08, 2/28/09 and 2/28/10 from an initial grant of 2,452 shares dated 2/28/06; and 10,000 shares granted on 3/22/06 that will vest in three equal installments on 3/22/09, 3/22/10 and 3/22/11.

(10)
Includes 500 shares that vested 1/29/07; 142 shares that vested 3/15/07; and 10,000 shares granted on 3/22/06 that will vest in three equal installments on 3/22/09, 3/22/10 and 3/22/11.

Options Exercised and Stock Vested

        The following table sets forth information for each of the Named Executive Officers with respect to options exercised and stock grants vested, and the value realized on such exercise or vesting, during the year ended December 31, 2006.

OPTIONS EXERCISED AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise (1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting (2) ($) (e)
Terence N. Deeks	5,000	149,500	—	—
Stanley A. Galanski	—	—	6,897	300,778
Noel Higgitt	4,000	150,400	727	33,255
Christopher C. Duca	—	—	642	28,760
Paul J. Malvasio	—	—	5,203	249,150
David E. Hope	6,250	124,532	6,966	322,399

(1)
Calculated based on the product of the number of shares acquired on exercise of the option award multiplied by the difference between the Company's stock price at the time of such exercise and the strike price of the option award.

(2)
Calculated based on the product of the number of shares acquired on vesting of the stock award multiplied by the closing stock price on the vesting date.

Employment Agreements

        The Company has entered into a three-year employment agreement with Mr. Galanski with an initial term that expired in March 2004 that generally provided for Mr. Galanski's employment during that period and the issuance of a stock grant of 100,000 shares of Common Stock subject to vesting provisions of 25% per year. In the event of a change in control of the Company resulting in the termination of Mr. Galanski's employment with the Company or any other material adverse change in Mr. Galanski's position, Mr. Galanski is entitled to receive his base salary for the remaining term of his employment agreement and all outstanding unvested stock grants made to Mr. Galanski will immediately vest. In accordance with its terms, Mr. Galanski's employment agreement was automatically renewed in 2007 for a one-year period through March 2008.

        Navigators California Insurance Services, Inc. ("NCIS"), a wholly-owned subsidiary of the Company, has entered into a one-year employment agreement with Mr. Higgitt with an initial term that expired in March 2003 that generally provided for Mr. Higgitt's employment during that period. In the event of a change of control of the Company or NCIS resulting in the termination of Mr. Higgitt's employment, Mr. Higgitt is entitled to receive his base salary for the remaining term of his employment agreement as well as continued health and major medical insurance coverage, at NCIS's cost, for six months following such termination. In accordance with its terms, Mr. Higgitt's employment agreement was automatically renewed in 2007 for a one-year period through March 2008.

        The Company entered into an agreement with Mr. Malvasio in October 2003 providing, in the event of a change of control in which the Company is not the surviving entity or which results in the termination of Mr. Malvasio's employment with the Company, for the accelerated vesting of a stock grant made to Mr. Malvasio at that time in the amount of 17,500 shares. The remaining 4,375 shares from such stock grant will vest in October 2007.

        The Company entered into an agreement with Mr. Hope in October 2006 providing for severance payments to be made to Mr. Hope, including an immediate lump sum payment equal to six months' base salary and, under certain circumstances, an additional six months of base salary, payable monthly beginning in April 2007, in connection with Mr. Hope's termination. The agreement provided for the payment to Mr. Hope in March 2007 of a pro-rated cash bonus payment based on the performance criteria included in the Company's Annual Incentive Program, and for the termination as of December 31, 2006 of all unvested stock awards and unexercised option awards previously granted to Mr. Hope.

        The following table sets forth the payments that would be received by each Named Executive Officer if his employment with the Company were terminated as of December 31, 2006.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

	Cash Severance Payment $		Continuation of Medical/ Welfare Benefit (present value) $		Acceleration and Continuation of Equity Awards(4) $	Total Termination Benefits $
Terence N. Deeks
• Voluntary Retirement	—		—		376,800	376,800
• Voluntary Termination	—		—		376,800	376,800
• Involuntary Termination for Cause	—		—		—	—
• Involuntary Termination Without Cause	—		—		376,800	376,800
• Involuntary or Good Reason Termination after Change in Control	—		—		376,800	376,800
Stanley A. Galanski
• Voluntary Retirement	—		—		—	—
• Voluntary Termination	—		—		572,100	572,100
• Involuntary Termination for Cause	—		—		—	—
• Involuntary Termination Without Cause	625,000	(1)	—		572,100	1,197,100
• Involuntary or Good Reason Termination after Change in Control	625,000	(1)	—		1,776,600	2,401,600
Noel Higgitt
• Voluntary Retirement	—		—		1,042,736	1,042,736
• Voluntary Termination	—		—		409,650	409,650
• Involuntary Termination for Cause	—		—		—	—
• Involuntary Termination Without Cause	—		—		409,650	409,650
• Involuntary or Good Reason Termination after Change in Control	285,000	(2)	8,119	(2)	968,490	1,261,609
Christopher C. Duca
• Voluntary Retirement	—		—		290,800	290,800
• Voluntary Termination	—		—		536,050	536,050
• Involuntary Termination for Cause	—		—		—	—
• Involuntary Termination Without Cause	—		—		536,050	536,050
• Involuntary or Good Reason Termination after Change in Control	—		—		1,017,850	1,017,850
Paul J. Malvasio
• Voluntary Retirement	—		—		—	—
• Voluntary Termination	—		—		395,150	395,150
• Involuntary Termination for Cause	—		—		—	—
• Involuntary Termination Without Cause	—		—		725,713	725,713
• Involuntary or Good Reason Termination after Change in Control	—		—		1,325,650	1,325,650
David E. Hope
• Terminated 10/23/06	439,875	(3)	8,820	(3)	—	448,695

(1)
This cash severance payment, as provided in Mr. Galanski's employment agreement with the Company and based upon Mr. Galanski's annual base salary of $500,000 as of 12/31/06, assumes that notice of termination of employment is given as of such date.

(2)
This cash severance payment and continuation of medical benefits, as provided in Mr. Higgitt's employment agreement with Navigators California Insurance Services, Inc., a wholly-owned subsidiary of the Company, are based upon Mr. Higgitt's annual base salary of $285,000 and medical benefits as of 12/31/06 and assume notice of termination of employment as of such date.

(3)
This cash severance payment and payment for medical benefits are provided for in Mr. Hope's agreement with the Company dated 10/23/06 pursuant to which Mr. Hope ceased to be employed by the Company, and reflect the conversion rate of £1 = $1.96 on 12/31/06. In addition to these amounts, the Company made an $88,788 cash contribution to the Company's U.K. Pension Scheme pursuant to Mr. Hope's agreement at the time of his termination.

(4)
Assumes change of control as of 12/31/06 and termination of employment with the Company within one year thereafter. Under these assumptions, the Company's 2005 Stock Incentive Plan provides for immediate vesting of all outstanding stock and option awards.

Compensation of Directors

        Effective May 31, 2006, the Board revised the compensation of directors to provide that each director who is not an officer or employee of the Company will receive an annual payment consisting of $25,000 in restricted shares of the Company's Common Stock, payable in the first quarter of each year for service during the preceding year (based on the closing price of the Company's Common Stock on the last business day of such preceding year), and $20,000 in cash, payable in quarterly installments, as well as a fee of $2,000 for each Board meeting attended and $1,000 for each telephonic Board meeting attended. In addition, members of the Audit Committee of the Board will be paid $2,000 for each Audit Committee meeting attended in person and $1,000 for each Audit Committee meeting attended by telephone, and members of all other Board committees will be paid $1,000 for each committee meeting attended in person and $500 for each committee meeting attended by telephone. The chairmen of the Audit Committee and the Compensation Committee will also be paid annual retainers of $20,000 and $10,000, respectively. Chairmen of other Board committees will no longer receive annual retainers for their services as chairmen.

        Shown below is a table that sets forth the total compensation paid to each independent Board member in 2006.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
H. J. Mervyn Blakeney	33,350	20,017	—	—	—	59,192	(3)	112,559
Peter A. Cheney	45,250	20,017	—	—	—	—		65,267
Robert W. Eager, Jr.	42,450	20,017	—	—	—	—		62,467
W. Thomas Forrester	12,667	—	—	—	—	—		12,667
Leandro S. Galban, Jr.	46,225	20,017	—	—	—	—		66,242
John F. Kirby	34,850	20,017	—	—	—	17,500	(3)	72,367
Marc M. Tract	29,500	20,017	—	—	—	—		49,517
Robert F. Wright	66,500	20,017	—	—	—	—		86,517

(1)
Includes, in addition to all Board and Committee meeting fees and Audit and Compensation Committee chairmen's annual retainer fees, an annual cash retainer of $20,000 paid to each director in March 2007 for his 2006 Board service. Mr. Forrester received a pro-rated annual cash retainer of $6,667, reflecting his election to the Board in September 2006.

(2)
The amounts shown represent the dollar amount of stock compensation expense recognized for financial statement purposes in 2006 under FAS 123R (excluding any forfeiture assumptions) and include compensation costs associated with any stock awards granted in 2006. For a discussion of valuation assumptions, see Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)
Includes fees received for consulting services to the Company and/or its subsidiaries. For Mr. Blakeney, All Other Compensation is calculated based on the conversion rate on December 31, 2006 of £1= $1.96.

Equity Compensation Plan Information

        The following chart includes information as of December 31, 2006 with respect to equity compensation plans where equity securities of the Company may be issued:

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding stock options and vesting of unvested stock grants(2)	Weighted- average exercise price of outstanding stock options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders(1)	725,399	$22.45	754,735
Equity compensation plans not approved by security holders	—		—

Total	725,399		754,735

(1)
Consists of the 2005 Stock Plan, the 2002 Stock Plan and the Stock Option Plans.

(2)
Column A includes 250,149 unvested stock grants.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee has ever been an officer or employee of the Company or of any of its subsidiaries or affiliates. None of our executive officers has served on the board of directors or on the compensation committee of any other entity where any officer of such entity served either on the Company's Board or on its Compensation Committee.

Compensation Committee Report

        The Board's Compensation Committee is charged, among other things, to make periodic reviews of the Company's compensation arrangements with executive officers and to make recommendations to the Board of Directors with respect to such arrangements. The Compensation Committee's function is more fully described in its charter, which the Board has adopted and is available on our website at www.navg.com under the Corporate Governance link.

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of the Company's 2007 Proxy Statement, and believes that the Compensation Discussion and Analysis fairly represents the compensation philosophy of the Committee. Based on such review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 and in the Company's 2007 Proxy Statement.

The Compensation Committee:
        H. J. Mervyn Blakeney
        Leandro S. Galban, Jr. (Chairman)
        John F. Kirby

Audit Committee Report

        The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions, internal controls and financial reporting process. The Audit Committee is composed of four directors, each of whom meets the independence requirements of the NASDAQ stock market and the SEC. The Audit Committee operates under a written charter approved by the Board, which was reviewed in 2006 and is available on our website at www.navg.com under the Corporate Governance link.

        The Company's management is responsible for the internal controls and financial reporting process. The independent registered public accounting firm KPMG LLP is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In connection with these responsibilities, the Audit Committee met with management and the independent auditors to discuss the audited December 31, 2006 financial statements. The Audit Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Audit Committee also received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and the Audit Committee discussed with the independent auditors that firm's independence.

        The Audit Committee also reviewed, and discussed with management and KPMG LLP, management's report and KPMG LLP's report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Management is responsible for those activities required to ensure compliance with this legislation.

        Based upon the Audit Committee's discussions with management and the independent auditors, and the Audit Committee's review of the representations of management, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, to be filed with the SEC.

The Audit Committee:
        Peter A. Cheney
        Robert W. Eager, Jr.
        W. Thomas Forrester
        Robert F. Wright (Chairman)

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

        KPMG LLP, Certified Public Accountants, has been appointed by the Board, upon the recommendation of the Audit Committee after evaluating the performance and independence of KPMG LLP, as independent auditors for the Company to examine and report on its December 31, 2007 financial statements, which appointment will be submitted to the Stockholders for ratification at the Meeting. Submission of the appointment of the auditors to the Stockholders for ratification will not limit the authority of the Board or its Audit Committee to appoint another accounting firm to serve as independent auditors if the present auditors resign or their engagement is otherwise terminated.

        The Board recommends a vote "FOR" Proposal 2. Proxies will be so voted unless Stockholders specify otherwise in their proxies.

        Representatives of KPMG LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2006 and 2005, and fees billed for other services rendered by KPMG LLP related to those periods.

	2006	2005
Audit Fees(1)	$1,828,803	$1,820,410
Audit Related Fees(2)	213,613	163,428
Tax Fees(3)	150,322	136,593

Total	$2,192,738	$2,120,431

(1)
Audit fees consisted primarily of fees for the annual audit of the Company's financial statements and internal control over financial reporting including the requirements of Section 404 of the Sarbanes-Oxley Act, as well as quarterly reviews and statutory audits.

(2)
Audit related fees consisted primarily of services in connection with registration statements and the issuance of related consents and comfort letters.

(3)
Tax fees consisted primarily of tax compliance and advisory services.

        The Audit Committee approves each engagement of the independent auditors in advance. The Audit Committee's chairperson has been authorized to approve such services subject to ratification at the next Audit Committee meeting.

ALL OTHER MATTERS WHICH MAY PROPERLY
COME BEFORE THE ANNUAL MEETING

        Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Stockholder Approval

        The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, whether in person or represented by proxy, is necessary to constitute a quorum. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. With respect to Proposal 1, directors are elected by the affirmative vote of a plurality of the votes cast by the shares entitled to vote. Votes may be cast in favor or withheld; votes that are withheld will have no effect on the results. Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the total number of shares of Common Stock represented at the Annual Meeting. Abstentions are not counted as votes "for" or "against" these proposals and therefore will have the effect of a vote against Proposal 2 but will have no effect on Proposal 1. Shares held by brokers as nominees or in "street name" for which the broker does not have discretionary authority to vote and has not received specific instructions on how to vote from the customer are not voted and are referred to as "broker non-votes." Shares that are the subject of broker non-votes will be counted as shares not entitled to vote and therefore will have no effect on the outcome of Proposals 1 and 2. Stockholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our Common Stock, to file certain reports regarding the ownership of the Common Stock with the SEC. These insiders are required by the SEC's regulations to furnish the Company with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no reports were required, all of our directors, executive officers and 10% Stockholders made all required filings on time.

        We have adopted a code of business conduct and ethics, referred to as our Corporate Code of Ethics and Conduct, that applies to all employees, officers and directors and meets the requirements of the rules of the SEC and of the NASDAQ. In addition, we have adopted a Code of Ethics that applies to our Chief Executive Officer and our senior financial officers which meets the SEC requirements. Both the Corporate Code of Ethics and Conduct and the Code of Ethics are available on our website at www.navg.com under the Corporate Governance link. Any amendments to or waiver of the Corporate Code of Ethics and Conduct and the Code of Ethics will be disclosed on our website under the same link promptly following the date of such amendment or waiver. In addition, in accordance with NASDAQ listing requirements, the Company also intends to disclose on a Form 8-K any waivers from the Corporate Code of Ethics and Conduct that are granted to directors and executive officers.

Absence of Dissenters' or Appraisal Rights

        Under Section 262 of the Delaware General Corporation Law, Stockholders have the right to dissent from certain corporate actions. In such cases, dissenting Stockholders are entitled to have their shares appraised and be paid the fair value of their shares provided that certain procedures perfecting their rights are followed. The proposals described in this Proxy Statement do not entitle a Stockholder to exercise any such dissenters' or appraisal rights.

Stockholders' Proposals and Communications

        Any proposal by a Stockholder of the Company intended to be presented at the 2008 Annual Meeting of Stockholders must be received by the Company at its principal executive office no later than December 14, 2007 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with the other requirements of the proxy solicitation rules of the SEC.

        The Board of Directors believes that it is important for Stockholders to have a process to send communications to the Board. Accordingly, Stockholders desiring to send a communication to the Board, or to a specific director, may do so by delivering a letter to the Secretary of the Company at c/o Corporate Secretary, The Navigators Group, Inc., Reckson Executive Park, 6 International Drive, Rye Brook, New York 10573. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication-name of specific director or directors". All such letters must identify the author as a Stockholder and clearly state whether the intended recipients of the letter are all members of the Board or certain specified individual directors. The Secretary of the Company will open such communications and make copies, and then circulate them to the appropriate director or directors.

Form 10-K Annual Report

        UPON WRITTEN REQUEST BY A STOCKHOLDER, WE WILL FURNISH THAT PERSON, WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR 2006 WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. The Form 10-K Annual Report for 2006 provided to Stockholders will not include the documents listed in the exhibit index of the Form 10-K. Upon written request, we will furnish to the Stockholder copies of any exhibits for a nominal charge. Requests should be addressed to The Navigators Group, Inc., Attn: Gail Kalter, Investor Relations Department, Reckson Executive Park, 6 International Drive, Rye Brook, New York 10573. In addition, we make available through our website at www.navg.com under the Investor Information link, free of charge, our Annual Report on Form 10-K including exhibits, quarterly reports on Form 10-Q including exhibits, current reports on Form 8-K including exhibits, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC.

Solicitation and Expenses of Solicitation

        Our officers and employees may solicit proxies. Proxies may be solicited by personal interview, mail and telephone. Brokerage houses and other institutions, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of Common Stock, and will be reimbursed for their reasonable out-of-pocket expenses in forwarding such solicitation material. The costs of preparing this Proxy Statement and all other costs in connection with the solicitation of proxies for the Annual Meeting of Stockholders are being borne by the Company. It is estimated that the costs will be nominal.

        Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors

Elliot S. Orol Senior Vice President, General Counsel and Secretary

New York, New York
April 12, 2007

THE NAVIGATORS GROUP, INC.

6 INTERNATIONAL DRIVE

ATTN: CORPORATE SECRETARY

RYE BROOK, NY 10573

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Navigators Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE NAVIGATORS GROUP, INC.

1.	Election of Directors:
	Nominees —			For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	(1) H.J. Mervyn Blakeney	(6)	Stanley A. Galanski
	(2) Peter A. Cheney	(7)	Leandro S. Galban, Jr.
	(3) Terence N. Deeks	(8)	John F. Kirby
	(4) Robert W. Eager, Jr.	(9)	Marc M. Tract	☐	☐	☐
	(5) W. Thomas Forrester	(10)	Robert F. Wright

	The Board of Directors Recommends a Vote FOR PROPOSAL 1.
							For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2007.						☐	☐	☐

	The Board of Directors Recommends a Vote FOR PROPOSAL 2.

Please sign this Proxy Form which is solicited on behalf of the Board of Directors, and return it promptly in the enclosed postage prepaid envelope. Please sign exactly as name appears hereon.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

THE NAVIGATORS GROUP, INC.

One Penn Plaza

New York, New York 10119

PROXY FOR THE JUNE 7, 2007 ANNUAL MEETING OF STOCKHOLDERS

Elliot S. Orol and Bradley D. Wiley, or any one of them, with power of substitution, are hereby authorized as proxies to represent and to vote the shares of the undersigned at the Annual Meeting of Stockholders of The Navigators Group, Inc. to be held at 10:00 a.m., Thursday, June 7, 2007, at the office of the Company at Reckson Executive Park, 6 International Drive, Rye Brook, New York 10573, and at any adjournment thereof. The proxies are to vote the shares of the undersigned as instructed on the reverse side and in accordance with their judgment on all other matters which may properly come before the Annual Meeting.

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR PROPOSAL 2.

(Continued and to be signed on the reverse side.)

QuickLinks

THE NAVIGATORS GROUP, INC. One Penn Plaza New York, New York 10119 ANNUAL MEETING OF STOCKHOLDERS PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
MEMBERSHIP AND MEETINGS OF BOARD COMMITTEES
SUMMARY COMPENSATION TABLE
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTIONS EXERCISED AND STOCK VESTED
POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT
DIRECTOR COMPENSATION
PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING